EXHIBIT 99.1

For Immediate Release

November 5, 2020

Company Contact: Ryan M. Albano EVP and Chief Financial Officer ryan.albano@broadstone.com 585.287.6498

Broadstone Net Lease, Inc. Reports 2020 Third Quarter Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL), an internally-managed real estate investment trust (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter ended September 30, 2020. All per share amounts presented in this press release are on a diluted per share basis unless stated otherwise. All historic share and per share amounts have been adjusted to give retrospective effect to the four-for-one stock split of the Company’s outstanding shares of Common Stock that occurred on September 18, 2020.

MANAGEMENT COMMENT

“We are excited to report our first quarterly results as a publicly-traded company,” said Chris Czarnecki, BNL’s Chief Executive Officer. “During the quarter, we completed our initial public offering, executed a new revolving credit facility with increased borrowing capacity, and lowered our leverage ratio, all of which further solidify our investment grade balance sheet. As a result of our thoughtfully constructed and highly diversified portfolio of net leased properties, we collected approximately 97.9% of third quarter rents, as well as 98.5% to date for October, despite the challenges from the COVID-19 pandemic. This transformative quarter and continued strong portfolio performance in light of the general market disruption are a testament to the strength of our established platform, experienced management team, and differentiated investment strategy. With a robust pipeline of attractive potential investment opportunities, we are now focused on building solid momentum for the future.”

THIRD QUARTER HIGHLIGHTS

-	Completed our initial public offering (“IPO”), generating net proceeds of $588.2 million, inclusive of the underwriters’ partial exercise of their overallotment option after quarter end.
-

Proceeds used to repay $456.7 million of outstanding borrowings (including accrued interest), significantly reducing our leverage to 5.0x on a Net Debt to Annualized Adjusted EBITDAre basis, pro forma to include the proceeds from the exercise of the overallotment.

-	Refinanced our unsecured revolving credit facility, which increased our capacity to $900.0 million and extended our debt maturity profile, providing ample liquidity and financial flexibility.
-	Rent collection for the quarter of 97.9% which increased to 98.5% for October.
-	Net income of $9.7 million, or $0.08 per diluted share.
-	AFFO of $47.1 million, or $0.38 per diluted share.
-	Declared a quarterly dividend on November 5, 2020, of $0.25 per share for shareholders as of record on December 31, 2020.

FINANCIAL RESULTS

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenues	$80,744	$76,401	$239,346	$213,884

Net income, including non-controlling interests	$9,711	$25,038	$38,657	$57,402
Net earnings per diluted share	$0.08	$0.24	$0.32	$0.57

FFO	$54,726	$43,280	$148,783	$122,071
FFO per diluted share	$0.44	$0.41	$1.24	$1.21

AFFO	$47,077	$38,819	$134,201	$107,625
AFFO per diluted share	$0.38	$0.37	$1.12	$1.07

Diluted Weighted Average Shares Outstanding	123,381	105,516	119,747	100,523

COVID-19 PANDEMIC UPDATE

We continue to monitor the impact of the COVID-19 pandemic and its associated economic and market disruptions on our business, including our results of operations, liquidity and capital resources. The most direct impact of the pandemic to date has been in the form of tenant requests for potential rent relief, all of which we addressed by the end of the second quarter. No additional requests for rent relief were received during the third quarter or as of the date of this press release.

As of the date of this press release, we have collected 97.9% of third quarter contractual base rents due, and 100% of amounts that had been due during the third quarter under deferred rent agreements entered into in response to the pandemic. We have collected approximately 98.5% of October contractual base rents due and 100% of amounts that were due in October under deferred rent agreements.

At September 30, 2020, the deferral periods for the 14 tenants to whom we had granted partial rent deferrals had expired. At September 30, 2020, approximately $1.8 million of scheduled repayments remained under the terms of those agreements, which will be repaid over a weighted average repayment period of 4.2 months. Additionally, in exchange for a three-year lease extension, we agreed to a partial rent abatement with one tenant. At September 30, 2020, this agreement had a remaining term of four months. The tenant is required to pay a minimum amount of base rent, which increases during the abatement period, as well as additional base rent based upon sales if certain thresholds are met or exceeded, pursuant to the terms of an upside percentage rent clause in effect during the period. The Company received an aggregate amount of approximately $0.2 million of additional base rent in accordance with these provisions for the months of August and September.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2020, we owned a diversified portfolio of 627 individual net leased commercial properties located in 41 U.S. states and one property located in British Columbia, Canada, and comprising approximately 27.3 million rentable square feet of operational space. As of September 30, 2020, all but six of our properties were subject to a lease, and our properties were occupied by 182 different commercial tenants, with no single tenant accounting for more than 2.5% of ABR. Properties under leases represent

99.8% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases on properties in the portfolio as of September 30, 2020, was 2.1%.

During the three months ended September 30, 2020, we sold five properties for net proceeds of $9.4 million, recognizing a gain over carrying value of $1.1 million. Three of the properties were vacant at the time of sale. The weighted average capitalization rate realized on the tenanted properties was 8.7%. For the nine months ended September 30, 2020, we sold 18 properties representing approximately 1.4% of our December 31, 2019 portfolio value, for net proceeds of $54.8 million, and recognized a gain over carrying value of $9.7 million. The weighted average capitalization rate realized on tenanted properties was 6.8%.

As previously disclosed, BNL currently has a robust pipeline of potential investment opportunities, including two acquisitions that are currently under executed contract. The Company is a party to two purchase and sale agreements for an aggregate purchase price of approximately $33 million (excluding transaction costs) for a weighted average initial cash capitalization rate of approximately 7.03%. BNL expects that these transactions will close during the fourth quarter of 2020. At the time of acquisition, the properties will have an expected weighted average remaining lease term of approximately 18.2 years and weighted average annual rent increases of approximately 1.92%. In connection with these acquisitions, the Company expects to enter into or assume leases with an initial ABR of approximately $2.3 million. While the Company regards the completion of these pending acquisitions to be probable, these transactions are subject to customary closing conditions, including the completion of due diligence, and there can be no assurance that these acquisitions will be completed on the terms described above or at all. These acquisitions will be funded using the net proceeds raised pursuant to the Company’s IPO.

CAPITAL MARKETS ACTIVITIES

On September 21, 2020, we completed our IPO of 33,500,000 shares of our Class A Common Stock at a price of $17.00 per share, and on October 20, 2020, the underwriters partially exercised their overallotment option, resulting in the issuance of an additional 3,500,000 shares. Total net proceeds from both the offering and the partial exercise of the overallotment option were approximately $588.2 million, after deducting underwriting discounts and commissions and other estimated expenses. We used the net proceeds to repay in full the $240.2 million outstanding balance and accrued interest on an unsecured term loan that had been due in 2021, as well as to repay in full the $216.5 million outstanding balance and accrued interest on our revolving credit facility. Net Debt to Annualized Adjusted EBITDAre was 5.20x at quarter end, or 5.00x on a pro forma basis taking into consideration the net proceeds received after quarter end from the partial exercise of the overallotment option.

On September 21, 2020, we replaced our former $600 million unsecured revolving credit facility with a $900 million unsecured revolving credit agreement (“Revolving Credit Agreement”), and executed amendments to our remaining outstanding senior unsecured term loans to conform certain provisions of those respective term loan agreements, including in regard to the calculation of certain financial covenants, to the terms of the Revolving Credit Agreement. The Revolving Credit Agreement matures in September 2023 and provides for two six-month extensions at our election, subject to certain customary conditions. As of September 30, 2020, there were no outstanding borrowings under the Revolving Credit Agreement.

Given our current cash available for deployment, zero balance on our revolver, and a leverage target of less than 6.0x on a Net Debt to Annualized Adjusted EBITDAre basis, we believe we have sufficient liquidity and financial flexibility to pursue our growth objectives in the near term, while also providing strength and stability in light of the continued economic uncertainty and evolving circumstances related to the COVID-19 pandemic.

DISTRIBUTIONS

At its November 5, 2020 meeting, our board of directors declared a $0.25 distribution per common share and OP Unit to stockholders and OP Unit holders of record as of December 31, 2020, payable on or before January 15, 2021.

CONFERENCE CALL AND WEBCAST

The company will host its third quarter earnings conference call and audio webcast on Friday, November 6, 2020, at 12:00 p.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://services.choruscall.com/links/bnl201106.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call. International callers may dial 1-412-542-4109, and Canadian participants may dial 1-855-669-9657.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call, please visit: http://investors.bnl.broadstone.com. The replay will be available through November 20, 2020.

About Broadstone Net Lease, Inc.

BNL is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of September 30, 2020, BNL’s diversified portfolio consisted of 627 properties in 41 U.S. states and one property in Canada across the industrial, healthcare, restaurant, office, and retail property types, with an aggregate gross asset value of approximately $4.0 billion.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which BNL filed with the SEC on February 27, 2020, and updated in BNL’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020 and the quarterly period ended June 30, 2020, which BNL filed with the SEC on May 7, 2020 and August 4, 2020, respectively. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, Adjusted Funds from Operations, or AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

1 We calculate ABR as annualized contractual cash rent due for the last month of the reporting period (excluding the impacts of short-term rent deferrals and abatements agreed to as a result of COVID-19 tenant requests for rent relief, discussed above), adjusted to remove rent from properties sold during the month and to include a full month of contractual cash rent for properties acquired during the month.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2020	December 31, 2019
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,304,002	$3,415,400
Accounted for using the direct financing method	30,902	41,890
Investment in rental property, net	3,334,904	3,457,290
Cash and cash equivalents	101,787	12,455
Accrued rental income	97,517	84,534
Tenant and other receivables, net	3,957	934
Prepaid expenses and other assets	19,522	12,613
Interest rate swap, assets	—	2,911
Goodwill	339,769	—
Intangible lease assets, net	288,971	331,894
Debt issuance costs – unsecured revolving credit facility, net	7,027	2,380
Leasing fees, net	11,015	12,847
Total assets	$4,204,469	$3,917,858

Liabilities and equity
Unsecured revolving credit facility	$—	$197,300
Mortgages and notes payable, net	108,752	111,793
Unsecured term notes, net	1,433,495	1,672,081
Interest rate swap, liabilities	81,326	24,471
Earnout liability	13,177	—
Accounts payable and other liabilities	55,339	37,377
Accrued interest payable	9,453	3,594
Intangible lease liabilities, net	81,220	92,222
Total liabilities	1,782,762	2,138,838

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 440,000 shares authorized, 107,773 shares issued and outstanding at September 30, 2020; 320,000 shares authorized, 104,006 shares issued and outstanding at December 31, 2019	27	26
Class A common stock, $0.00025 par value; 60,000 shares authorized, 33,500 shares issued and outstanding at September 30, 2020; no shares authorized, issued or outstanding at December 31, 2019	8	—
Additional paid-in capital	2,506,008	1,895,935
Cumulative distributions in excess of retained earnings	(239,520)	(208,261)
Accumulated other comprehensive loss	(74,729)	(20,086)
Total Broadstone Net Lease, Inc. stockholders’ equity	2,191,794	1,667,614
Non-controlling interests	229,913	111,406
Total equity	2,421,707	1,779,020
Total liabilities and equity	$4,204,469	$3,917,858

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues
Lease revenues, net	$80,744	$76,401	$239,346	$213,884

Operating expenses
Depreciation and amortization	31,363	28,392	102,503	77,989
Asset management fees	—	5,610	2,461	16,048
Property management fees	—	2,098	1,275	5,918
Property and operating expense	4,187	3,855	12,492	11,497
General and administrative	7,214	1,315	18,756	3,807
Provision for impairment of investment in rental properties	14,732	2,435	17,399	3,452
Total operating expenses	57,496	43,705	154,886	118,711

Other income (expenses)
Interest income	—	5	20	6
Interest expense	(18,511)	(18,465)	(59,015)	(51,025)
Cost of debt extinguishment	(392)	(455)	(414)	(1,176)
Gain on sale of real estate	1,060	12,585	9,725	16,772
Income taxes	(129)	(405)	(1,080)	(1,153)
Internalization expenses	(1,929)	(923)	(3,523)	(1,195)
Change in fair value of earnout liability	6,362	—	8,506	—
Other gains (losses)	2	—	(22)	—
Net income	9,711	25,038	38,657	57,402
Net income attributable to non-controlling interests	(961)	(1,650)	(3,738)	(3,942)
Net income attributable to Broadstone Net Lease, Inc.	$8,750	$23,388	$34,919	$53,460

Weighted average number of common shares outstanding
Basic	111,155	98,568	108,228	93,575
Diluted	123,381	105,516	119,747	100,523
Net earnings per share attributable to common stockholders
Basic and diluted	$0.08	$0.24	$0.32	$0.57
Comprehensive income (loss)
Net income	$9,711	$25,038	$38,657	$57,402
Other comprehensive loss
Change in fair value of interest rate swaps	4,352	(16,380)	(59,766)	(52,182)
Realized gain on interest rate swaps	(42)	(41)	(125)	(163)
Comprehensive income (loss)	14,021	8,617	(21,234)	5,057
Comprehensive (income) loss attributable to non-controlling interests	(1,387)	(557)	1,510	(315)
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$12,634	$8,060	$(19,724)	$4,742

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and nine months ended September 30, 2020 and 2019. Also presented is the weighted average number of shares of our common stock and OP units used for the diluted per share computation:

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net income	$9,711	$25,038	$38,657	$57,402
Real property depreciation and amortization	31,343	28,392	102,452	77,989
Gain on sale of real estate	(1,060)	(12,585)	(9,725)	(16,772)
Provision for impairment on investment in rental properties	14,732	2,435	17,399	3,452
FFO	$54,726	$43,280	$148,783	$122,071
Capital improvements / reserves	1,662	—	1,662	(97)
Straight-line rent adjustment	(6,943)	(5,499)	(14,706)	(15,882)
Adjustment to provision for credit losses	(15)	—	(142)	—
Cost of debt extinguishment	392	455	414	1,176
Amortization of debt issuance costs	819	611	2,528	1,761
Amortization of net mortgage premiums	(34)	(37)	(106)	(108)
Gain on interest rate swaps and other non-cash interest expense	(42)	(41)	(125)	(163)
Amortization of lease intangibles	151	(873)	32	(2,328)
Internalization expenses	1,929	923	3,523	1,195
Stock-based compensation	796	—	796	—
Severance	—	—	26	—
Change in fair value of earnout liability	(6,362)	—	(8,506)	—
Other losses	(2)	—	22	—
AFFO	$47,077	$38,819	$134,201	$107,625

Diluted WASO [1]	123,381	105,516	119,747	100,523

Net earnings per share, basic and diluted [2]	$0.08	$0.24	$0.32	$0.57
FFO per diluted share [2]	0.44	0.41	1.24	1.21
AFFO per diluted share [2]	0.38	0.37	1.12	1.07

1 Excludes 216 and 72 weighted average shares of unvested restricted common stock for the three and nine months ended September 30, 2020, respectively.

2 Excludes $46 from the numerator for the three and nine months ended September 30, 2020, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, contingent earnout expense (income), cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, stock-based compensation expense, severance, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we have granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals are probable of collection and expected to be repaid within a short term, we will continue to recognize the same amount of GAAP lease revenue each period. Amounts we agreed to defer will remain in accounts receivable until fully repaid. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19 will not impact our AFFO.

We further exclude contingent consideration expense (income), costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, internalization expenses, stock-based compensation and severance, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and, in response to such standardization, we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended September 30, 2020 and 2019. Net Debt to Annualized Adjusted EBITDAre is also presented on a pro forma basis to reflect the receipt of net proceeds from the partial exercise of the underwriters’ overallotment option:

	For the three months ended September 30,
(in thousands)	2020	2019
Net income	$9,711	$25,038
Depreciation and amortization	31,363	28,392
Interest expense	18,511	18,465
Income taxes	129	405
EBITDA	$59,714	$72,300
Provision for impairment of investment in rental properties	14,732	2,435
Gain on sale of real estate	(1,060)	(12,585)
EBITDAre	$73,386	$62,150
Adjustment for current quarter investment activity [1]	—	8,898
Adjustment for current quarter disposition activity [2]	(78)	(549)
Adjustment to exclude non-recurring expenses (income) [3]	1,929	923
Adjustment to exclude change in fair value of earnout liability	(6,362)	—
Adjustment to exclude cost of debt extinguishments	392	455
Adjustment to exclude lease termination fees	—	(407)
Adjusted EBITDAre	$69,267	$71,470
Annualized EBITDAre	$293,544	$248,600
Annualized Adjusted EBITDAre	$277,068	$285,880

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amounts represent expenses directly associated with the Internalization.

	As of September 30,
(in thousands)	2020 (Pro forma4)	2020 (Historical)	2019 (Historical)
Debt
Mortgages and notes payable, net	$108,752	$108,752	$112,562
Unsecured term notes, net	1,433,495	1,433,495	1,671,511
Revolving Credit Facility	—	—	303,300
Debt issuance costs	6,829	6,829	8,862
Gross Debt	1,549,076	1,549,076	2,096,235
Cash and cash equivalents	(157,717)	(101,787)	(14,008)
Restricted cash	(7,200)	(7,200)	(30,107)
Net Debt	$1,384,159	$1,440,089	$2,052,120
Net Debt to Annualized EBITDAre	4.72x	4.91x	8.25x
Net Debt to Annualized Adjusted EBITDAre	5.00x	5.20x	7.18x

4 Reflects net proceeds from partial exercise of underwriters’ overallotment option subsequent to quarter end.

We define Net Debt as gross debt (total reported debt plus deferred financing costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

As we fund new acquisitions initially using our unsecured Revolving Credit Facility, our leverage profile and Net Debt are immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties is not received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees, which are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.